Exhibit 99.1
Autoliv Inc. Financial Report January - March 2005
Continued Strong Sales, Earnings and Cash Flow Trends

(Stockholm, April 21, 2005) - For the quarter ended March 31, 2005, Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the worldwide leader in automotive safety systems - reported continued improvement in both sales and earnings, despite a 2% decline in light vehicle production for the Triad and an $11 million negative impact due to a plant closure.

Consolidated sales rose by 14% to $1,694 million and organic sales by 5%, compared to the corresponding quarter 2004. Both reported operating income and reported income before taxes increased by 7% to $129 million and $123 million, respectively. Net income increased by 2% to $78 million and earnings per share by 5% to 84 cents. This includes the effect of a higher tax rate that is expected to be somewhat lower for the full year. Excluding the costs for the plant closure, operating income improved on a comparable basis by 17% to $140 million (i.e. operating margin of 8.3%), net income by 13% to $86 million and earnings per share by 16% to 93 cents.

Cash flow from operations amounted to $90 million and $12 million after investing activities. Cash flow was affected by a rebound in working capital from the exceptionally low level at the beginning of the year.

Sales for the second quarter 2005 are expected to increase by approximately 10% given current exchange rates. Operating margin is expected to remain on the same underlying level of 8.3% as achieved in the first quarter excluding the cost of the plant closure.

An earnings conference call will be held today at 3.30 p.m. (CET). To listen in call:
In Europe +44-207-365-8426
In North America +1-617-614-6207
The conference will also be available and archived at www.autoliv.com under Financial info/Calendar.

Market Overview

Autoliv's market is driven not only by vehicle production but also by the fact that new vehicle models are being equipped with more airbags and other safety systems. Autoliv's short-term performance is impacted more by changes in vehicle production than by the relatively steady growth in the supply value per vehicle.

During the quarter, light vehicle production in the Triad (i.e. Europe, North America and Japan) is estimated to have declined by 2% from the first quarter 2004.

In Europe, (including Eastern Europe), where Autoliv generates more than half of its revenues, light vehicle production dropped by 3%. At the beginning of the quarter, the decline was expected to be less than 1%. Most of the deviation, however, was not related to Autoliv's largest customers and vehicle models. In fact, production increased for several vehicle models to which Autoliv is a supplier. As a result, the mix in European vehicle production was more favorable than anticipated.

In North America, which accounts for a quarter of Autoliv's consolidated revenues, light vehicle production decreased by just over 4%, almost as much as expected. The decrease was due to the fact that GM, Ford and Chrysler ("the Big 3") cut their production by 9%. The Asian and European vehicle manufacturers increased their production in North America by 7%. At the beginning of the quarter, these manufacturers were expected to increase their North American production by 5%. Since Autoliv has a higher sales value per vehicle with the Asian and European manufacturers than with an average Big-3 vehicle, the changes in the North American vehicle build contributed to Autoliv's improved sales performance. The benefit from these mix changes was even stronger than anticipated.

In Japan, which accounts for nearly one tenth of Autoliv's consolidated sales, light vehicle production increased by 5% instead of the 3% expected.

Consolidated Sales

During the quarter, Autoliv's consolidated net sales rose by 14% to $1,694 million compared to the first quarter 2004. Currency effects added 3% to sales, while three more reporting days are estimated to have boosted sales by 5% and acquisitions/divestitures by just over one half of a percent. Consequently, sales grew organically (i.e. sales excluding translation currency effects, acquisitions/divestitures and change in reporting days) by 5% compared to an expected growth rate of 3%. This was achieved despite the fact that the decline in light vehicle production in the Triad was 2% rather than 1.5% as expected at the beginning of the quarter.

The stronger-than-expected sales were due to a favorable customer and vehicle model mix in the Triad's vehicle production. These mix changes are also one of the reasons why Autoliv's organic sales growth outperformed light vehicle production in the Triad by as much as 7 percentage points. Other reasons for Autoliv's superior growth is the global trend towards safer vehicles, as well as Autoliv's strong position in the Rest of the World ("RoW") where both vehicle production and the safety content per vehicle are increasing rapidly. Due to the difficulty of obtaining accurate quarterly market data from the RoW, Autoliv's sales performance has to be compared with the light vehicle production in the Triad, although total global production becomes increasingly more relevant as Autoliv's sales in the RoW grows. In the first quarter 2005, the RoW accounted for 26% of the increase in Autoliv's organic sales, despite the fact that this region only represents approximately a tenth of the Company's total sales.

The strong organic sales performance, in spite of declining light vehicle production and continued pricing pressure from the vehicle manufacturers, reflects three significant trends: 1) the introduction of curtain airbags and other side airbags in an increasing number of new vehicle models, 2) Autoliv's increasing share of the seat belt market, and 3) Autoliv's strong performance in the RoW. Additionally, Autoliv benefited from changes in the customer and model mix for vehicle production in North America and Europe.

Sales by Product

Sales of airbag products (including steering wheels) increased by 13% to $1,114 million. More reporting days added approximately 5% and currency effects 3% to reported sales. The organic growth in airbag sales of 5% outperformed light vehicle production in the Triad by 7 percentage points. In addition to favorable vehicle mix, superior growth was achieved by continued market penetration of side airbags for head protection (organic sales up 37%) and side airbags for chest protection (up 19%). The Company also experienced market share gains in steering wheels (sales up 18%), which was partly due to the success of Autoliv's fixed-hub steering wheel with the world's first asymmetric driver airbag. This new concept has been introduced on the new Citroën C4. Sales of knee airbags (up 33%) have also continued to take off.

Sales of seat belt products (including seat sub-systems) expanded by 14% to $579 million. Organic growth added 4% and more reporting days approximately 5% to sales, while currency effects and acquisitions contributed 4% and 1%, respectively. Organic growth outperformed vehicle production by approximately 6 percentage points and Autoliv increased its global market share. In Europe sales were affected by new business for such models as Audi's A3, BMW's 1-series, Citroën's C4 and C5, Dacia's Logan, Land Rover's Discovery, Mercedes' A-class, Mitsubishi's Colt and Peugeot's 1007. In North America sales were driven by new business for the Buick LaCrosse, the Ford Freestyle and 500, Theta Equinox and the Pontiac Grand Am. In Japan sales were driven by new business for the Honda Odyssey, the Mazda 3 and the Nissan Tiida and LaFesta.

Sales by Region

Sales from Autoliv's European companies rose by 13% to $970 million. Currency effects and more reporting days added 5% each to reported sales. Organic sales growth of 3% was approximately 6 percentage points better than European vehicle production. This strong performance was due to market penetration of the Inflatable Curtain and other side airbags. Additionally market share gains were experienced in seat belts and steering wheels, partly on back of favorable vehicle model mix. Sales of the Inflatable Curtain were driven by several new or relatively new models, such as, Citroën's C4, Honda's CR-V, Land Rover's Discovery, Opel's Astra, Peugeot's 407, Seat's Altea, Skoda's Octavia, Toyota's Corolla and Volkswagen's Golf, all of which offer Autoliv's side-curtain airbag as standard equipment.

Sales from Autoliv's North American companies increased by 6% to $442 million and by 1% adjusting for more reporting days. This organic growth was approximately 5 percentage points better than North American light vehicle production. Autoliv's strong performance reflects favorable customer mix and introductions of curtain airbags and other side airbags. The Company also experienced market share gains in seat belts and steering wheels. Sales continued to be adversely affected by the expiration of frontal airbag contracts and the continued phase-out of low-margin, non-competitive inflators for airbag systems. These negative effects were offset by new business for the Inflatable Curtain (up 68%), which included the Dodge Dakota, the Ford 500 and Freestyle, the Nissan Pathfinder, the Honda Odyssey, the Toyota Avalon and the Volkswagen Jetta. Seat belt sales grew by 12% despite the 4% fall in North American light vehicle production.

Sales from Autoliv companies in Japan rose by 25% to $151 million. Currency effects added 3% to sales and more reporting days less than 5%. Consequently, Autoliv's organic growth rate in Japan amounted to 17% and the organic sales increase outperformed Japanese light vehicle production by 12 percentage points. The organic growth occurred in virtually all product areas, spearheaded by a 47% increase in the sales of curtain airbags. The introduction of Honda's CR-V, Mazda's 3, as well as Toyota's Corolla, Land Cruiser and Vitz helped Autoliv to outperform vehicle production also in Japan.

Sales from Autoliv companies in the Rest of the World (RoW) surged by 39% to $130 million. Excluding acquisitions at 9% and the effects of currency changes and more reporting days of approximately 5% and 6% respectively, organic sales growth rate reached 19%. Organic growth occurred in virtually all product areas and was especially strong in seat belts, mainly due to new business and expanding vehicle production in Korea.

Earnings

Favorable trends in Autoliv's profit performance continued, despite the fact that the Company incurred an $11 million charge related to the announced closure of the airbag assembly plant in the U.K. Most of this production will be moved to Turkey for cost reasons.

The favorable profit trends are due to sales increases generated by new products (e.g. the Inflatable Curtain), higher market share (mainly for seat belts), expansion in Japan and other Asian markets, as well as positive vehicle mix and currency effects. The fact that Autoliv has managed to cope with both pricing pressure from customers and higher raw material prices is a result of a number of cost-reduction initiatives including plant consolidations, moving production to low-cost countries, consolidation of the supplier base and re-designing of products.

During the quarter, gross profit improved by 14% or $41 million to $339 million despite approximately $27 million higher raw material costs than in the corresponding quarter 2004. More reporting days and currency effects are estimated to have boosted gross profit by 5% and 4%, respectively. Gross margin stood unchanged at 20.0%. Due to the announced plant closure, the Company has incurred a $6 million charge for write-offs of fixed assets, corresponding to a 0.4 percentage points negative effect on gross margin. However, gross margin has been favorably impacted by an 0.3 percentage points positive effect from reclassification of certain production overhead cost to R,D&E expense. Consequently, the underlying margin was just over 20%. Strong sales growth, despite pricing pressure, and Autoliv's cost-reduction programs improved the gross margin, while the aforementioned $27 million in raw material price increases had a 1.5 percentage points negative impact.

Reported operating income rose by 7% to $129 million and reported operating margin was 7.6% compared to 8.1% during the first quarter 2004. Other operating expense includes $5 million for the announced plant closure. Excluding this expense and the aforementioned $6 million write-off included in gross margin, operating income rose on a comparable basis by 17% to $140 million and operating margin hit 8.3%, compared to 8.1% in the first quarter 2004. The higher operating margin was due to the improvements in sales and gross margin discussed previously.

Selling, general and administrative expense rose to 5.1% of sales from 4.8% in 2004 partly as a result of $3 million in additional external costs associated with compliance with the new Sarbanes-Oxley Act. In addition to the U.K. plant closure and the transfer of its production to low-cost countries, other operating expense includes $4 million in provisions associated with MG Rover's suspension of payments. These negative effects were partly offset by a temporarily lower R,D&E expense in relation to sales and by reduced amortization of intangibles.

Income before taxes grew by 7% to $123 million and by 17% to $134 million excluding the $11 million for the announced plant closure and relocation of production. The improvement was entirely due to better operating income, since the effect of lower net debt was offset by higher interest rates.

Net income rose by 2% to $78 million and by 13% to $86 million excluding the costs for the announced plant closure and relocation of production. The improvement reflects the increase in operating income, which was partly offset by a higher effective tax rate. This increase is due to several reasons, including the fact that some start-up companies have become profitable and now have utilized their loss carry-forwards. The effective tax rate rose to 33.7% from 31.5% in the first quarter 2004.

Earnings per share rose by 5% to 84 cents from 80 cents in the first quarter 2004. Excluding the costs for the plant closure and relocation of production, earnings per share rose by 16% to 93 cents. Of the increase of 13 cents in earnings per share, 3 cents were due to more reporting days, 2 cents were due to currency effects, and 2 cents to the stock repurchase program. (The average number of shares outstanding decreased by 3% to 92,3 million). The higher tax rate decreased earnings per share by 3 cents.

Reported return on capital employed increased to 16% from 15%, while reported return on equity declined to 12% from 13%. However, excluding the plant closure cost, both the return on capital employed and the return on equity continued to improve and amounted to 18% and 13%, respectively.

Cash Flow and Balance Sheet

Operations generated a positive cash flow for the 14th quarter in a row. Cash flow amounted to $90 million before investing activities and $12 million after these activities. Compared to the first quarter 2004, cash flow weakened from $121 million and $49 million. However, working capital was exceptionally low at the end of the preceeding quarter, which explains the quarterly variance.

Capital expenditures, net, increased by 7% or $5 million to $78 million. This was $5 million less than depreciation and amortization of $83 million.

Autoliv continues to meet its target that working capital should not exceed 10% of annual sales, although working capital did increase to 8.5% of sales from the exceptionally low level of 7.8% at the year-end of 2004. At the end of the corresponding quarter 2004, working capital was 10.0% of sales.

In relation to sales days, receivables increased to 75 days from 66 days in the preceeding quarter but declined from 81 days a year ago. Days inventory was 29, the same as in the first quarter 2004, and increased from 28 days in the fourth quarter 2004.

During the quarter, net debt increased by $52 million to $651 million and net debt to capitalization to 20% from 18%. Gross interest-bearing debt decreased, however, by $85 million to $896 million due to debt repayments and currency effects.

Autoliv's policy is to maintain a net debt position that is significantly below 3.0 times EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and an interest coverage ratio significantly above 2.75 times. At the end of the quarter, these ratios were 0.9 and 14.8, respectively.

During the quarter, equity decreased by $33 million to $2,604 million or to $28.48 per share. Net income increased equity by $78 million. Equity was negatively affected by currency effects of $57 million, share repurchases of $35 million and dividend payments of $23 million, while stock options exercised had a favorable impact of $3 million and the effect of changes in the market value of cash-flow hedges a favorable impact of $1 million.

Recent Launches
  Audi's new A6: Seat belts with pretensioners
  Honda's new Ridgeline: Thorax side airbags, Inflatable Curtains and seat belts with pretensioners
  Kia's new JB: Seat belts with pretensioners
  Land Rover's new Range Rover Sport: Thorax side airbags, Inflatable Curtains and seat belts
  Mercedes' new CLS: Frontal seat belts with pretensioners
  Mercedes' new ML400: Seat Belts
  Mitsubishi's Galant: Thorax side airbags
  Mitsubishi's new Colt Plus: Driver airbag with steering wheel, passenger airbag, thorax side airbags, Inflatable Curtains and seat belts with pretensioners
  Opel's new Astra Caravan: Seat belts with pretensioners, thorax side airbags and Inflatable Curtains
  Opel's Corsa: Passenger airbag and driver airbag
  Opel's Meriva: Passenger airbag and driver airbag
  Peugeot's new 1007: Thorax side airbags
  Saab's new 9-7 SUV: Passenger airbag
  Samsung's new SM7: Steering wheel, safety electronics and seat belts with pretensioners
  Toyota's new Avalon: Inflatable Curtains
  Toyota's new Vitz: Inflatable Curtains
  Volkswagen's new Golf Plus: Passenger airbag, Inflatable Curtains and seat belts
  Volkswagen's new Jetta/Bora: Passenger airbag, Inflatable Curtains and seat belts with pretensioners

Headcount

Total headcount (employees plus temporary hourly workers) decreased by approximately 100 during the quarter to 39,700. An increase of close to 500 in low-labor-cost countries was more than offset by a decrease in high-labor-cost countries.

Currently, 37% of headcount (and 40% of permanent employees excluding temporaries) are in low-labor-cost countries compared to 33% (and 36%, respectively) a year ago and less than 10% six years ago, when the reallocation of production started to accelerate. Of total headcount, 13% are temporary workers (primarily in high-labor-cost countries).

Prospects

During the second quarter of 2005, light vehicle production in the Triad is expected to be almost flat with a 2% decline in North America and a 3% increase in Japan. European light vehicle production is expected to increase by less than 1%. Based on these assumptions, Autoliv's organic sales are expected to continue to increase, but the growth rate is expected to slow down approaching the average annual growth rate for vehicle safety systems of approximately 3% (excluding changes in the vehicle build rate). Currency effects are expected to add almost 7% to the Company's revenues (provided that the mid-April exchange rates prevail). Consequently, reported sales are expected to increase by approximately 10% in the second quarter 2005 compared to the corresponding period 2004.

The trend of higher steel prices now seems to be subsiding. The negative effect of higher raw material prices is therefore expected to remain within the $30 million range per quarter as we forecasted at the beginning of this year. As a result, Autoliv's operating margin for the second quarter in 2005 is expected to remain in approximately the same range as achieved in the first quarter this year excluding the cost for the announced plant closure i.e. approximately 8.3%.

Management believes that it is reasonably possible that the Company will be able to release certain tax reserves by the end of the year, resulting in a lower effective tax rate for the full year in comparison with the first quarter. Consequently, the Company expects that the effective tax rate for 2005 will be somewhat higher than in 2004 but lower than in the first quarter 2005.

The 5% favorable impact in the first quarter from the change in the number of reporting days will be offset by a corresponding negative effect in the fourth quarter.

Other Significant Events
  These financial results have been affected by a few small changes in the Company's structure. As of October 1, 2004, Autoliv started to consolidate its joint venture in Nanjing, China, following a change in the ownership agreement. Autoliv's interest in the joint venture, which had nearly $30 million in sales in 2004, remains at 50%. Autoliv has also, as of December 31, 2004, acquired the remaining 40% of the shares outstanding in its Chinese airbag subsidiary.
    The figures for the last 12 months have also been affected by the consolidation as of April 1, 2004, of Autoliv's joint venture in Taiwan. Autoliv's interest remains at 59%. However, through an amendment in the ownership agreement Autoliv has received a controlling interest in the joint venture, which had nearly $20 million in external sales in 2004.
  During the first quarter, Autoliv bought back 0.7 million shares of Autoliv stock for $35 million. During the last twelve months, the Company has repurchased 3.7 million shares for $161 million (at an average price of $43.14 per share). In addition, Autoliv paid quarterly dividends of $79 million during the last twelve months.
    Since the repurchasing program was adopted in 2000, Autoliv has bought back 12.3 million shares for $355 million at an average cost of $28.88 per share. At the end of the quarter when the Autoliv stock closed at $47.65, the market value of this investment exceeded $580 million. Under the existing authorizations, an additional 7.7 million shares can be repurchased.
  As part of the Company's cost reduction initiatives, Autoliv's airbag assembly plant in Hampshire, England, will be phased out within a year and most of the production will be relocated to Turkey. Total cost for the closure is estimated at $15 million. Of this amount, $11 million has been charged in the first quarter, while most of the remaining $4 million is expected to be expensed before the end of the year.
  Autoliv's U.S. facility in Tremonton, Utah, which manufactures airbag initiators and micro gas generators, has been awarded the Shingo Prize for Excellence in Manufacturing, which is "the Nobel Prize in Manufacturing" according to Business Week magazine.

Dividend

The Company has declared a 20% increase in the quarterly dividend to 30 cents per share. The dividend will be paid on June 2 to shareholders of record as of May 4, 2005. The ex-date is May 2, 2005.

Next Report

Autoliv intends to publish the quarterly report for the second quarter on July 21, 2005. However, due to the implementation of a new consolidation system there is a risk that the publishing of this report will be delayed. In that case, a new date will be announced in a press release and on Autoliv's corporate website.

Annual General Meeting of Shareholders

The Annual General Meeting of Shareholders will be held in Chicago on April 26, 2005. Shareholders of record at the close of business on March 1 are entitled to be present and vote at the Meeting. Notice of the General Meeting, the Annual Report, the Proxy Statement and the Proxy Card were mailed in March to Autoliv's shareholders.

Shareholders are urged to return their proxy cards whether or not they plan to attend the Meeting.

"Safe Harbor Statement"

Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - the economic outlook for the Company's markets, fluctuation of foreign currencies, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, the financial results of companies in which Autoliv has made technology investments, pricing negotiations with customers, increasing costs, supply issues, product liability, warranty and recall claims, dependence on customers and other factors discussed in Autoliv's filings with the Securities and Exchange Commission (SEC). We do not intend or assume any obligation to update any of these statements.

Definitions and SEC Filings

Please refer to www.autoliv.com/Financial info or to the Annual Report for definitions of terms used in this report.

Filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at the SEC's website www.sec.gov and at Autoliv's corporate website www.autoliv.com.

KEY RATIOS
	Quarter January - March		Latest 12 months	Full Year
	2005	2004	April 04 - March 05	2004

Earnings per share 1)	$.84	$.80	$3.51	$3.46
Equity per share	28.48	25.61	28.48	28.66
Cash dividend per share	.25	.20	.85	.20
Working capital, $ in millions	537	552	537	481
Capital employed, $ in millions	3,254	3,183	3,254	3,236
Net debt, $ in millions	651	754	651	599
Net debt to capitalization, % 2)	20	23	20	18

Gross margin, % 3)	20.0	20.0	19.9	19.9
Operating margin, % 4)	7.6	8.1	8.2	8.4

Return on equity, %	11.9	12.7	13.0	13.2
Return on capital employed, %	16.1	15.4	16.6	16.4

Average no. of shares in millions 1)	92.3	95.5	93.4	94.2
No. of shares at period-end in millions5)	91.4	94.8	91.4	92.0
No. of employees at period-end	34,500	32,700	34,500	34,500
Headcount at period-end	39,700	37,700	39,700	39,800
Days receivables outstanding 6)	75	81	80	73
Days inventory outstanding 7)	29	29	31	31

1)Assuming dilution and net of treasury shares
2)Net debt in relation to net debt and equity
3)Gross profit relative to sales
4)Operating income relative to sales
5)Excluding dilution and net of treasury shares
6)Outstanding receivables at average exchange rates relative to average daily sales
7)Outstanding inventory at average exchange rates relative to average daily sales

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter January - March		Latest 12 months	Full Year
	2005	2004	April 04 - March 05	2004
Net sales
- Airbag products	$1,114.4	$981.5	$4,160.9	$4,028.0
- Seat belt products	579.2	506.3	2,188.8	2,115.9
Total net sales	1,693.6	1,487.8	6,349.7	6,143.9

Cost of sales	(1,355.0)	(1,190.2)	(5,087.5)	(4,922.7)
Gross profit	338.6	297.6	1,262.2	1,221.2

Selling, general & administrative expenses	(86.4)	(70.8)	(323.0)	(307.4)
Research, development & engineering expenses	(110.9)	(100.0)	(379.3)	(368.4)
Amortization of intangibles	(3.0)	(5.3)	(18.8)	(21.1)
Other income (expense), net	(9.3)	(1.1)	(19.4)	(11.2)
Operating income	129.0	120.4	521.7	513.1

Equity in earnings of affiliates	2.0	2.6	9.0	9.6
Interest income	2.3	1.0	5.3	4.0
Interest expense	(10.6)	(9.1)	(41.7)	(40.2)
Other financial items	0.1	(0.1)	(1.8)	(2.0)
Income before income taxes	122.8	114.8	492.5	484.5

Income taxes	(41.4)	(36.2)	(154.2)	(149.0)
Minority interests in subsidiaries	(3.5)	(2.2)	(10.5)	(9.2)
Net income	$77.9	$76.4	$327.80	$326.3

Earnings per share	$.84	$.80	$3.51	$3.46

CONSOLIDATED BALANCE SHEETS (Dollars in millions)

	March 31	December 31	March 31
	2005	2004	2004
Assets
Cash & cash equivalents	$116.0	$229.2	$127.5
Receivables	1,352.0	1,288.8	1,281.8
Inventories	493.8	509.2	423.8
Other current assets	159.5	163.6	175.3
Total current assets	2,121.3	2,190.8	2,008.4

Property, plant & equipment, net	1,125.6	1,159.7	1,045.3
Investments and other non-current assets	275.8	294.3	245.0
Goodwill assets, net	1,546.5	1,552.0	1,529.0
Intangible assets, net	153.7	157.3	172.9
Total assets	$5,222.9	$5,354.1	$5,000.6

Liabilities and shareholders' equity
Short-term debt	$288.0	$313.8	$114.5
Accounts payable	782.0	798.9	698.1
Other current liabilities	691.9	686.6	636.0
Total current liabilities	1,761.9	1,799.3	1,448.6

Long-term debt	608.1	667.1	868.8
Pension liability	72.5	73.6	67.4
Other non-current liabilities	116.0	118.9	141.6
Minority interests in subsidiaries	60.9	58.8	45.9
Shareholders' equity	2,603.5	2,636.4	2,428.3
Total liabilities and shareholders' equity	$5,222.9	$5,354.1	$5,000.6

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter January - March		Latest 12 Months	Full Year
	2005	2004	April 04 - March 05	2004

Net income	$77.9	$76.4	$327.8	$326.3
Depreciation and amortization	83.1	72.8	308.6	298.3
Deferred taxes and other	6.5	(1.3)	(4.6)	(12.4)
Changes in operating assets and liabilities	(77.9)	(27.4)	17.5	68.0
Net cash provided by operating activities	89.6	120.5	649.3	680.2

Capital expenditures, net	(78.4)	(73.1)	(318.0)	(312.7)
Acquisitions of businesses and other, net	.6	1.7	8.7	9.8
Net cash before financing	11.8	49.1	340.0	377.3

Net increase (decrease) in short-term debt	(31.7)	(36.2)	37.7	33.2
Issuance of long-term debt	-	44.8	50.3	95.1
Repayments and other changes in long- term debt	(29.8)	(1.3)	(214.4)	(185.9)
Dividends paid	(23.0)	(14.3)	(79.0)	(70.3)
Shares repurchased	(35.0)	(17.6)	(161.3)	(143.9)
Stock options exercised	2.8	6.5	6.5	10.2
Other, net	.3	5.8	(4.6)	.9
Effect of exchange rate changes on cash	(8.6)	(3.0)	13.3	18.9
Increase (decrease) in cash and cash equivalents	(113.2)	33.8	(11.5)	135.5

Cash and cash equivalents at period-start	229.2	93.7	127.5	93.7
Cash and cash equivalents at period-end	$116.0	$127.5	$116.0	$229.2

RECONCILIATION OF NON-GAAP MEASURES TO U.S. GAAP (Dollars in millions, except per share data)

	Excluding Plant Closure	Plant Closure Costs	Reported U.S. GAAP

Sales	$1,693.6		$1,693.6
Gross profit	344.8	$6.2	338.6
Gross margin	20.4%		20.0%
Operating income	140.4	11.4	129.0
Operating margin	8.3%		7.6%
Net income	$85.9	$8.0	$77.9
Earnings per share	$.93		$.84